Exhibit 99.1

   Heinz Second Quarter EPS Rises 20% to $0.71, Sales Increase 13%

    Second Quarter Highlights

    --  13% sales growth to $2.5 billion.

    -- 8% organic sales growth (excluding the impact of foreign exchange, acquisitions and divestitures).

    -- 10% operating income growth, despite the impact of significant commodity cost inflation increases and a 23% increase in consumer marketing.

    -- 15% net income growth to $227 million benefiting from the strong increase in operating profit and a lower tax rate for the quarter.

    --  Raises the top end of its FY08 EPS range to $2.62.

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    PITTSBURGH--(BUSINESS WIRE)--Nov. 29, 2007--H. J. Heinz Company
(NYSE:HNZ) today reported strong double-digit growth in second-quarter sales, operating profit and earnings per share and announced that it is on track to achieve record full-year sales in Fiscal 2008. Second-quarter results were fueled by the Company's focus on innovation, accelerated growth in Europe and emerging markets, and a 26% increase in infant nutrition sales. Heinz spent 23% more on marketing in support of the Company's consumer-driven innovation initiatives. As a result of its momentum, Heinz today raised the top end of its Fiscal 2008 range to $2.62 per share.

    "Heinz is connecting well with consumers across the world through creative marketing and a full pipeline of innovation. This has contributed to our strong momentum, including the excellent sales and profit performance in the second quarter and our improved outlook for Fiscal 2008," said Heinz Chairman, President and CEO William R. Johnson.

    Mr. Johnson continued, "Based on our momentum, we expect to achieve Fiscal 2008 earnings per share growth of approximately 9-10%, while incrementally investing in marketing, global processes and systems, and managing continuing commodity inflation. Heinz is driving strong operating income and is managing commodity inflation with faster sales growth, strong net pricing, productivity gains, and currency tailwinds resulting from our unique international scale."

    In the second quarter, Heinz sales increased 13.0% to $2.52 billion, from $2.23 billion a year ago. Organic sales, which exclude the impact of foreign currency exchange rates and acquisitions/divestitures, grew 8.1%. Second-quarter net income rose 15% to $227 million or 71 cents per share, compared with income from continuing operations of $197 million, or 59 cents per share, a year ago.

    Operating income in the second quarter rose 9.9% to $421 million despite the incremental marketing investments and the impact of higher commodity costs affecting the entire food industry. The strong growth in operating income reflected broad-based profit growth in Europe, Asia/Pacific, and North American Consumer Products, driven by strong volume, net price gains, the success of productivity initiatives and Heinz's increased investments in marketing and R&D to drive innovation and growth, especially in its top 15 brands.

    Second Quarter Highlights

    --  Sales of the Company's top 15 brands grew 14%.

    -- Core categories -- Heinz's consumer-validated innovation and marketing produced compelling sales growth in each of its core categories in the quarter. Ketchup and Sauces grew 9%, Meals and Snacks increased 14%, and Infant Nutrition posted an impressive increase in sales of 26%.

    -- Ketchup & Sauces -- Global ketchup sales were up 5% driven by strong performance in Europe. In the U.K., Heinz(R) Ketchup achieved its highest household penetration in over three years as new varieties such as Reduced Sugar & Salt, Organic Top Down, and Tomato Ketchup with a Twist brought new consumers into the category.

    -- Meals & Snacks -- Globally, soup sales increased 18% and beans rose 13%. Sales of Heinz soups in the U.K. rose 23.4% and achieved record value share following the launch of the new Taste of Home, Farmers' Market, and Soups of the World ranges.

    -- Infant Nutrition -- Sales of Plasmon, Italy's leading brand of infant nutrition products, rose 18.9%, reflecting increased innovation, higher volume on existing products, and increased net pricing.

    -- Emerging Markets -- Heinz's emerging markets continued to excel, with sales up 24% in the quarter driven by new products and packaging improvements. In China, sales of Long Fong frozen dumplings, rice balls, appetizers, and hot pot soups increased more than 25%, and sales of Heinz infant nutrition products in China increased more than 40% following the successful relaunch of both Heinz infant cereals and jars.

    Heinz managed commodity inflation with strong growth, price increases averaging 2.6% and continued productivity gains. Favorable foreign exchange offset a small portion of commodity cost increases in the quarter.

    The tax rate for the quarter was 29.8% versus a rate of 34.8% in the prior year. Heinz expects its full-year tax rate to be around 31%, compared to last year's full year rate of 29.6%.

    SECOND-QUARTER SEGMENT HIGHLIGHTS

    NORTH AMERICAN CONSUMER PRODUCTS

    Sales of the North American Consumer Products segment increased 12.6%, with organic sales up 9.7%. Volume increased an impressive 6.7%, driven primarily by Smart Ones(R) frozen entrees and desserts, Boston Market(R) frozen entrees and Classico(R) pasta sauces. Net price increases on Ore-Ida(R) frozen potatoes, along with reduced promotions on Classico(R) pasta sauces, resulted in overall price gains of 3.0%. The prior year acquisition of Renee's Gourmet Foods increased sales 0.9% and favorable Canadian exchange translation rates increased sales 1.9%.

    Heinz will continue to deliver against its commitment to Health & Wellness with the December 3 launch of Smart Ones Fruit
Inspirations(TM), the first line of frozen meals to contain a half-serving of fruit.

    Operating income increased almost 7%, due to volume and pricing increases, which were partially offset by continued increases in commodity costs.

    EUROPE

    Heinz Europe posted very strong results in the quarter as sales increased 18.0%, with organic sales growth of 10.4%. Volume increased 9.1%, principally due to excellent performance on Heinz(R) ketchup, soup, beans and salad cream, Italian infant nutrition, and Pudliszki(R) branded products in Poland. Net pricing increased sales 1.3%. Divestitures reduced sales 1.6%, while favorable exchange translation rates increased sales by 9.2%.

    Operating income increased 14.8%, driven largely by increased volume and price along with favorable foreign exchange rates. These increases were partially offset by increased commodity costs and incremental marketing investments.

    ASIA/PACIFIC

    Heinz Asia/Pacific also generated very strong results in the quarter as sales increased 16.8%. Organic sales growth was 6.1% reflecting strong results in India, China and Australia, related primarily to new product introductions. Volume rose 3.5% behind increased marketing to support new products. Pricing increased sales 2.6% and acquisitions, net of divestitures, increased sales 2.2%, primarily due to the first quarter acquisition of the Cottee's(R) and Rose's(R) premium branded jams, jellies and toppings business in Australia and New Zealand. Favorable exchange translation rates increased sales by 8.4%.

    Operating income increased 21.8%, due to increased volume and pricing, favorable sales mix and favorable foreign exchange translation rates, partially offset by increased commodity costs and marketing expense.

    U.S. FOODSERVICE

    Sales of the U.S. Foodservice segment increased slightly behind a 2.1% improvement in net price largely related to commodity driven price increases and reduced promotional spending on Heinz Ketchup, tomato products and frozen soup. Volume decreased 1.7% reflecting decreases in tomato products and frozen appetizers, partially offset by increases in frozen desserts. Divestitures reduced sales 0.3%.

    Operating income decreased 13.5%, as U.S. Foodservice was disproportionately hit by rising commodity costs, particularly dairy and oil. This performance is factored into the Company's outlook for the full year.

    REST OF WORLD

    Sales for Rest of World increased 21.7% due to organic sales growth of 20.5%. Volume was up 6.7% due primarily to strong performances in the emerging markets, led by infant nutrition sales in Latin America. Higher pricing increased sales by 13.8%, due primarily to price increases and reduced promotions in Latin America. Favorable foreign exchange translation rates increased sales 1.3%. These strong commercial gains drove an increase in operating income of 23.4%.

    YEAR-TO-DATE HIGHLIGHTS

    Sales for the six months ended October 31, 2007 increased 11.2%, well above the long-term target growth rate of 4%. Organic sales increased 6.7%, with organic growth generated in all five business segments. Volume increased 4.0%, reflecting strong volume growth of 5.9% in Europe and sustained growth in North American Consumer Products, Australia, New Zealand, and the emerging markets. Net pricing increased sales by 2.7%, mainly in North America, as well as Heinz's businesses in the U.K. and Latin America. Divestitures, net of acquisitions, decreased sales by 0.3%. Foreign exchange translation rates increased sales by 4.8%.

    Operating income increased 12.1%, as strong volume, net price increases, and productivity improvements, were partially offset by continued increased commodity costs. For the first half of the year, SG&A excluding marketing is favorable by 110 basis points as a percentage of sales. On a year-to-date basis, the tax rate is consistent with last year at 28.3%. Income from continuing operations was $432 million compared to $392 million in the prior year, an increase of 10.4%. Diluted earnings per share from continuing operations was $1.34 in the current year compared to $1.17 in the prior year, up 14.5%, which also benefited from a 3.3% reduction in fully diluted shares outstanding. Net income was $432 million compared to $386 million, an increase of 12.1%.

    MEETING WITH SECURITIES ANALYSTS - INTERNET BROADCASTS

    Heinz will host an investor and analyst call today at 8:30 a.m. (Eastern Time). The call will be webcast live on www.heinz.com and will be archived for playback. The call is available live for Media (listen only) at 800-955-1760. Slides are now available for this call on www.heinz.com.

    The conference call will be hosted by William R. Johnson -
Chairman, President and Chief Executive Officer; Art Winkleblack - Executive Vice President and Chief Financial Officer; Ed McMenamin, Senior Vice President - Finance and Corporate Controller; and Margaret Nollen - Vice President, Investor Relations.

    SAFE HARBOR PROVISIONS FOR FORWARD-LOOKING STATEMENTS:

    This press release contains forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are generally identified by the words "will," "expects," "anticipates," "believes," "estimates" or similar expressions and include our expectations as to future revenue growth, earnings, capital expenditures and other spending, as well as anticipated reductions in spending. These forward-looking statements reflect management's view of future events and financial performance. These statements are subject to risks, uncertainties, assumptions and other important factors, many of which may be beyond Heinz's control, and could cause actual results to differ materially from those expressed or implied in these forward-looking statements. Factors that could cause actual results to differ from such statements include, but are not limited to:

    --  sales, earnings, and volume growth,

    --  general economic, political, and industry conditions,

    -- competitive conditions, which affect, among other things, customer preferences and the pricing of products, production, and energy costs,

    -- increases in the cost and restrictions on the availability of raw materials, including agricultural commodities and packaging materials, the ability to increase product prices in response, and the impact on profitability,

    -- the ability to identify and anticipate and respond through innovation to consumer trends,

    --  the need for product recalls,

    --  the ability to maintain favorable supplier relationships,

    --  currency valuations and interest rate fluctuations,

    -- changes in credit ratings and economic conditions and the impact of these factors on the cost of borrowing and access to capital markets,

    -- the ability to identify and complete and the timing, pricing, and success of acquisitions, joint ventures, divestitures, and other strategic initiatives,

    -- approval of acquisitions and divestitures by competition authorities and satisfaction of other legal requirements,

    -- the ability to successfully complete cost reduction programs and increase productivity,

    -- the ability to effectively integrate acquired businesses, new product and packaging innovations,

    --  product mix,

    -- the effectiveness of advertising, marketing, and promotional programs,

    --  supply chain efficiency,

    --  cash flow initiatives,

    -- risks inherent in litigation, including tax litigation, and international operations, particularly the performance of business in hyperinflationary environments,

    -- changes in estimates in critical accounting judgments and changes in laws and regulations, including tax laws,

    --  the success of tax planning strategies,

    -- the possibility of increased pension expense and contributions and other people-related costs,

    -- the potential adverse impact of natural disasters, such as flooding and crop failures,

    --  the ability to implement new information systems, and

    --  other factors described in "Risk Factors" and "Cautionary
        Statement Relevant to Forward-Looking Information" in the
        Company's Form 10-K for the fiscal year ended May 2, 2007.

    The forward-looking statements are and will be based on management's then current views and assumptions regarding future events and speak only as of their dates. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by the securities laws.

    ABOUT HEINZ: H. J. Heinz Company, offering "Good Food Every Day"(TM) is one of the world's leading marketers and producers of healthy and convenient foods specializing in ketchup, sauces, meals, soups, snacks and infant nutrition. Heinz provides superior quality, taste and nutrition for all eating occasions whether in the home, restaurants, the office or "on-the-go." Heinz is a global family of leading branded products, including Heinz(R) ketchup, sauces, soups, beans, pasta and infant foods (representing over one third of Heinz's total sales), Ore-Ida(R) potato products, Weight Watchers(R) Smart Ones(R) entrees, Boston Market(R) meals, T.G.I. Friday's(R) snacks, and Plasmon infant nutrition. Heinz is famous for its iconic brands on five continents, showcased by Heinz(R) ketchup, The World's Favorite Ketchup(R). Information on Heinz is available at www.heinz.com.



                 H. J. Heinz Company and Subsidiaries
                  Consolidated Statements of Income
               (In Thousands, Except per Share Amounts)

                        Second Quarter Ended      Six Months Ended
                       ----------------------- -----------------------
                       October 31, November 1, October 31, November 1,
                           2007        2006        2007        2006
                         FY2008      FY2007      FY2008      FY2007
                       ----------- ----------- ----------- -----------

Sales                  $2,523,379  $2,232,225  $4,771,664  $4,292,145
Cost of products sold   1,591,577   1,385,627   3,001,462   2,673,130
                       ----------- ----------- ----------- -----------
Gross profit              931,802     846,598   1,770,202   1,619,015

Selling, general and
 administrative
 expenses                 510,806     463,613     982,552     916,388
                       ----------- ----------- ----------- -----------
Operating income          420,996     382,985     787,650     702,627

Interest income            10,482       7,103      23,363      14,395
Interest expense           97,482      80,172     188,712     155,798
Other expense, net        (10,778)     (7,106)    (19,368)    (14,817)
                       ----------- ----------- ----------- -----------

Income from continuing
 operations before
 income taxes             323,218     302,810     602,933     546,407

Provision for income
 taxes                     96,181     105,379     170,602     154,875
                       ----------- ----------- ----------- -----------

Income from continuing
 operations               227,037     197,431     432,331     391,532

Loss from discontinued
 operations, net of
 tax                            -      (5,856)          -      (5,856)
                       ----------- ----------- ----------- -----------


Net income             $  227,037  $  191,575  $  432,331  $  385,676
                       =========== =========== =========== ===========

Income/(loss) per
 common share -
 Diluted
  Continuing
   operations          $     0.71  $     0.59  $     1.34  $     1.17
  Discontinued
   operations                   -       (0.02)          -       (0.02)
                       ----------- ----------- ----------- -----------

  Net Income           $     0.71  $     0.57  $     1.34  $     1.15
                       =========== =========== =========== ===========


Average common shares
 outstanding - diluted    321,903     334,617     323,790     334,767
                       =========== =========== =========== ===========

Income/(loss) per
 common share - Basic
  Continuing
   operations          $     0.72  $     0.60  $     1.36  $     1.18
  Discontinued
   operations                   -       (0.02)          -       (0.02)
                       ----------- ----------- ----------- -----------

  Net Income           $     0.72  $     0.58  $     1.36  $     1.16
                       =========== =========== =========== ===========


Average common shares
 outstanding - basic      317,073     330,670     319,069     331,077
                       =========== =========== =========== ===========

 Cash dividends per
  share                $     0.38  $     0.35  $     0.76  $     0.70
                       =========== =========== =========== ===========

(Totals may not add due to rounding)




                 H. J. Heinz Company and Subsidiaries
                             Segment Data

                        Second Quarter Ended      Six Months Ended
                       ----------------------- -----------------------
                       October 31, November 1, October 31, November 1,
                           2007        2006        2007        2006
                         FY2008      FY2007      FY2008      FY2007
                       ----------- ----------- ----------- -----------
Net external sales:
 North American
  Consumer Products    $  756,233  $  671,644  $1,420,905  $1,287,221
 Europe                   872,446     739,428   1,638,463   1,425,290
 Asia/Pacific             395,846     338,999     767,191     654,845
 U.S. Foodservice         406,441     406,222     770,109     772,835
 Rest of World             92,413      75,932     174,996     151,954
                       ----------- ----------- ----------- -----------
 Consolidated Totals   $2,523,379  $2,232,225  $4,771,664  $4,292,145
                       =========== =========== =========== ===========

Operating income (loss):
 North American
  Consumer Products    $  177,471  $  165,965  $  329,881  $  309,179
 Europe                   159,987     139,386     298,382     258,735
 Asia/Pacific              55,755      45,761     107,006      79,929
 U.S. Foodservice          51,494      59,537      95,043     114,593
 Rest of World             12,809      10,384      22,960      19,102
 Non-Operating            (36,520)    (38,048)    (65,622)    (78,911)
                       ----------- ----------- ----------- -----------
 Consolidated Totals   $  420,996  $  382,985  $  787,650  $  702,627
                       =========== =========== =========== ===========


The company's revenues are generated via the sale of products in the following categories:

  Ketchup and Sauces   $  999,421  $  915,149  $1,971,263  $1,816,124
  Meals and Snacks      1,147,943   1,009,344   2,092,765   1,863,287
  Infant Foods            268,875     213,202     507,825     426,899
  Other                   107,140      94,530     199,811     185,835
                       ----------- ----------- ----------- -----------
  Total                $2,523,379  $2,232,225  $4,771,664  $4,292,145
                       =========== =========== =========== ===========




                 H. J. Heinz Company and Subsidiaries
                           Sales Variances

The following table illustrates the components of the change in net sales versus the prior year for each of the five reported business segments.


                          Second Quarter ended October 31, 2007
                    --------------------------------------------------

                                 Organic                        Total
                                  Sales                          Net
                                 Growth  Foreign  Acquisitions/ Sales
                    Volume+Price=  (a)  +Exchange+Divestitures =Change
                    --------------------------------------------------
Segment:
 North American
  Consumer Products  6.7%   3.0%    9.7%     1.9%         0.9%  12.6%
 Europe              9.1%   1.3%   10.4%     9.2%        (1.6%) 18.0%
 Asia/Pacific        3.5%   2.6%    6.1%     8.4%         2.2%  16.8%
 U.S. Foodservice   (1.7%)  2.1%    0.4%     0.0%        (0.3%)  0.1%
 Rest of World       6.7%  13.8%   20.5%     1.3%        (0.1%) 21.7%
 Consolidated
  Totals             5.5%   2.6%    8.1%     5.0%         0.0%  13.0%


                            Six Months ended October 31, 2007
                    --------------------------------------------------

                                 Organic                        Total
                                  Sales                          Net
                                 Growth  Foreign  Acquisitions/ Sales
                    Volume+Price=  (a)  +Exchange+Divestitures =Change
                    --------------------------------------------------
Segment:
 North American
  Consumer Products  5.1%   2.5%    7.6%     1.4%         1.4%  10.4%
 Europe              5.9%   2.3%    8.2%     8.6%        (1.8%) 15.0%
 Asia/Pacific        4.8%   1.9%    6.7%     9.7%         0.8%  17.2%
 U.S. Foodservice   (2.2%)  2.6%    0.4%     0.0%        (0.8%) (0.4%)
 Rest of World       6.5%  11.6%   18.1%     0.5%        (3.5%) 15.2%
 Consolidated
  Totals             4.0%   2.7%    6.7%     4.8%        (0.3%) 11.2%


(a) The Company reports its financial results in accordance with accounting principles generally accepted in the United States of America ("GAAP"). However, management believes that certain non-GAAP performance measures and ratios, used in managing the business, may provide users of this financial information with additional meaningful comparisons between current results and results in prior periods. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the Company's reported results prepared in accordance with GAAP. Organic sales growth is a non-GAAP measure that excludes the impact of foreign currency exchange rates and acquisitions/divestitures. These tables provide the calculation of these non-GAAP performance ratios discussed in the Company's press release dated November 29, 2007.


MULTIMEDIA AVAILABLE:
http://www.businesswire.com/cgi-bin/mmg.cgi?eid=5555996

    CONTACT: H. J. Heinz Company
             Media:
             Ted Smyth, 412-456-5780
             Michael Mullen, 412-456-5751
             Michael.mullen@us.hjheinz.com
             or
             Investors:
             Margaret Nollen, 412-456-1048